Exhibit 99.1

Blackbaud Announces Acquisition of RLC

Netherland’s leading supplier of software for nonprofits boosts company’s global presence

Charleston, S.C. (April 30, 2009)—Blackbaud, Inc. (Nasdaq: BLKB) today announced that it has acquired RLC CCT, a privately-owned company located in Almere, the Netherlands. RLC is the leading provider of software and services to nonprofits in the Netherlands. Its constituent relationship management products, Charibase and OneDirect, are used by more than 80 of the largest nonprofit organizations in the Netherlands.

“We are very pleased to announce the acquisition of RLC,” said Marc Chardon, Blackbaud’s president and chief executive officer. “The RLC team brings deep experience working within the vibrant Dutch nonprofit sector and industry-leading solutions that have been tailored to its local target markets. In addition, RLC’s Netherlands’ installed base of influential customers provides Blackbaud with a solid foundation to expand into other Western European countries, which is consistent with our global mission of providing nonprofits with leading solutions and services in order to make the world a better place.”

RLC’s organization, which consists of 25 employees, will operate as a Blackbaud company and continue to serve its growing customer base of leading nonprofit organizations in the Netherlands. Blackbaud will continue to support all of RLC’s product offerings, in addition to dedicating incremental R&D resources to extend RLC’s technology platform and solutions to best meet the needs of nonprofits, wherever their operational bases may be.

“RLC is focused on helping nonprofit organizations achieve their missions,” said Edwin Schalk, RLC’s managing director. “Our combination with Blackbaud, the global market leader, will enable us to offer our customers a broader range of value-add solutions while further enhancing our already deep level of domain expertise.”

Andrew Mosawi, Blackbaud’s vice president of international business development, said “RLC has a proven track record in partnering with nonprofits in the Netherlands and we are delighted that they are joining the Blackbaud team.”

Mosawi added, “The Netherlands is consistently ranked highest in the world for the scale of its volunteering and giving as a share of GDP. With powerful software and a deep knowledge of the needs of nonprofit organizations in the Netherlands, RLC will play a key role in expanding Blackbaud’s presence throughout the European region.”

About Blackbaud

Blackbaud is the leading global provider of software and services designed specifically for nonprofit organizations, enabling them to improve operational efficiency, build strong relationships, and raise more money to support their missions. Approximately 22,000 organizations — including University of Arizona Foundation, American Red Cross, Cancer Research UK, The Taft School, Lincoln Center, InTouch Ministries, Tulsa Community Foundation, Ursinus College, Earthjustice, International Fund for Animal Welfare, and the WGBH Educational Foundation — use one or more Blackbaud products and services for fundraising, constituent relationship management, financial management, website management, direct marketing, education administration, ticketing, business intelligence, prospect research, consulting, and analytics. Since 1981, Blackbaud’s sole focus and expertise has been partnering with nonprofits and providing them the solutions they need to make a difference in their local communities and worldwide. Headquartered in the United States, Blackbaud also has operations in Canada, the United Kingdom, and Australia. For more information, visit www.blackbaud.com.

About RLC

Based in Almere, the Netherlands, RLC specializes in CRM, payment processing and hosting solutions and services for nonprofit organizations such as Greenpeace, Cordaid, CliniClowns, Asthma Fund, Aids Fund, Association for the Protection of Animals and Nelson Mandela Children’s Fund. RLC was recently chosen as the nonprofit supplier of the year by the members of the VFI (Association for Fundraising Organizations) for its delivery and support of its award-winning solutions, Charibase and OneDirect. For more information, visit www.rlc.nl.

Media Contact:

Melanie Mathos

Blackbaud, Inc.

melanie.mathos@blackbaud.com

843.216.6200 x3307

Jeroen Stoffele

RLC

jstoffele@rlc.nl

+ 31 36 750 7400

Source: Blackbaud

Forward-looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although Blackbaud attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors that could cause results to differ materially include the following: general economic risks; uncertainty regarding increased business and renewals from existing customers; continued success in sales growth; management of integration of acquired companies and other risks associated with acquisitions; risks associated with successful implementation of multiple integrated software products; the ability to attract and retain key personnel; risks related to our dividend policy and share repurchase program, including potential limitations on our ability to grow and the possibility that we might discontinue payment of dividends; risks relating to restrictions imposed by the credit facility; risks associated with management of growth; lengthy sales and implementation cycles, particularly in larger organization; technological changes that make our products and services less competitive; and the other risk factors set forth from time to time in the SEC filings for Blackbaud, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from Blackbaud’s investor relations department. All Blackbaud product names appearing herein are trademarks or registered trademarks of Blackbaud, Inc.